EXHIBIT 3.21

LIMITED LIABILITY COMPANY AGREEMENT

OF RYERSON PAN-PACIFIC LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Ryerson Pan-Pacific LLC (the “Company”) is entered into by Ryerson Inc. (“Ryerson”), a Delaware corporation, as the sole member (as defined in Schedule A, the “Member”) of the Company. Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A.

Ryerson, by execution of this Agreement, hereby assumes sole membership of the Company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. Code § 18-101 et seq.), as amended from time to time (the “Act”), and the Member hereby agrees as follows:

SECTION 1. Name. The name of the limited liability company formed hereby is Ryerson Pan-Pacific LLC.

SECTION 2. Principal Business Office. The principal business office of the Company shall be located at 2621 West 15th Place, Chicago, Illinois 60608, or such other location as may hereafter be determined by the Member.

SECTION 3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle, Delaware 19801.

SECTION 4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle, Delaware 19801.

SECTION 5. Duration. The Company shall have a perpetual existence unless and until the Company is dissolved in accordance with the Act or this Agreement.

SECTION 6. Purpose and Powers. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. Subject to the provisions of this Agreement, the Company shall have the power to engage in any and all acts in furtherance of, or incidental to, such purpose.

SECTION 7. Certificates. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

SECTION 8. Qualification in Other Jurisdictions. The Member shall cause the Company to be qualified in any jurisdiction in which the Company transacts business in which such qualification is required or desirable.

SECTION 9. Title to Property and Assets Owned by the Company. All property and assets owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property and assets in its individual name, and each Member’s interest in the Company shall be personal property for all purposes.

SECTION 10. Members.

(a) The mailing address of the Member is set forth on Schedule B. The Member was admitted to the Company as a member upon its execution of a counterpart signature page to this Agreement.

(b) Meetings of the Member may be called at any time by the Member. All notices of meetings of the Members should be sent or otherwise given not less than five nor more than twenty days before the date of the meeting. Notice may be waived in writing or via electronic transmission by the Member, either before, during or after any meeting. The meeting notice shall specify (i) the place, date and hour of the meeting and any means of remote communications by which members may be deemed to be present in person and at such meeting, and (ii) the general nature of the business and purposes to be transacted.

(c) Except as otherwise expressly provided herein or otherwise required by applicable law, whenever this Agreement requires or permits actions to be taken by the Member, the decision to take such action shall be determined by the affirmative vote of the holder of a majority of the percentage interests.

(d) Any action required or permitted to be taken by a vote of the Member may be taken without a vote if consent in writing or via electronic transmission is provided to approve such action and the writing or electronic transmission is filed with the records of the Company.

SECTION 11. Directors.

(a) The business and affairs of the Company shall be managed by or under the direction of a board of one or more Directors elected, appointed or designated by the Member. The Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the board. The authorized number of Directors may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Directors. The initial number of Directors shall be three. Each Director elected, designated or appointed shall hold office until a successor is elected or until such Director’s earlier death, resignation, expulsion or removal. A Director need not be a member.

(b) The Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 6, the Board of Directors has the authority to bind the Company, which authority may be delegated hereby to the fullest extent permitted by Delaware law.

(c) Meeting of the Directors. The Board of Directors of the Company may hold meetings, both regular and special, within or outside of the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President of the Company on not less than one day’s notice to each Director by telephone, facsimile, mail or any other means of communication. Special meetings shall be called by the President or Secretary of the Company in like manner and with like notice upon the written request of any one or more of the Directors.

(d) Quorum: Acts of the Board. At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing is filed with the minutes of proceedings of the Board or committee, as the case may be.

(e) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or of any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f) Committees of Board of Directors.

(i) The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii) In the absence or disqualification of a member of a committee, the member(s) thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii) Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Each committee shall have such name as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g) Any Director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Member or the Board of Directors.

(h) To the extent of their powers set forth in this Agreement, the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement and unless otherwise authorized by the Board in writing, a single Director acting alone may not bind the Company.

SECTION 12. Officers.

(a) Officers. The Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer elected or appointed by the Board may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board.

(b) President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or any other Officer authorized by the President or the Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company, (iii) where otherwise required by policies of the Member, or (iv) as otherwise permitted in clause (c).

(c) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or if there is more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary or Assistant Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Board (including special meetings) and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there is more than one, the Assistant Secretaries in the order determined by the Board (or if there is no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Member or the Board. The Treasurer shall perform such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, or the President. The Assistant Treasurer, or if there is more than one, the Assistant Treasurers in the order determined by the Board (or if there is no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(f) Controller and Assistant Controller. The Controller shall be the chief accounting officer of the Corporation. He or she shall be in charge of and maintain books of account and accounting records of the Corporation. The Controller shall perform such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, or the President. The Assistant Controller, or if there is more than one, the Assistant Controllers in the order determined by the Board (or if there is no such determination, then in the order of their election), shall, in the absence of the Controller or in the event of the Controller’s inability to act, perform the duties and exercise the powers of the Controller and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(g) Other Officers. Any officer who is elected or appointed from time to time by the Board of Directors and whose duties are not specified in this Agreement shall perform such duties and have such powers as may be prescribed from time to time by the Board of Directors and the President.

(g) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

SECTION 12. Powers. The Company, and the Directors and the Officers of the Company on behalf of the Company shall have and exercise: (a) all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 6 and (b) all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

SECTION 13. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and none of the Member, any Officer or any Director shall be obligated personally for any such debt, obligation or liability of the Company (including any of the Obligations) solely by reason of being a Member, Officer or Director of the Company.

SECTION 14. Capital Contributions. The Member has contributed to the Company the amounts set forth in the books and records of the Company.

SECTION 15. Additional Contributions. Additional capital contributions to the Company are not required of the Member. The Member may make additional capital contributions to the Company at any time. To the extent that the Member makes an additional capital contribution to the Company, the books and records of the Company shall be revised accordingly. The provisions of this Agreement, including this Section, are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

SECTION 16. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

SECTION 17. Books and Records; Fiscal Year. (a) The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Member and any duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

(b) The Company’s fiscal year shall be the calendar year.

SECTION 18. Other Business. The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, including any business venture that may compete with the business of the Company. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

SECTION 19. Exculpation and Indemnification. (a) To the extent permitted by Section 18-108 of the Act, the Company shall indemnify and hold harmless the Member, directors, officers and any Related Party (individually, in each case, a “Covered Person”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Covered Person may be involved or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company, regardless of whether the Covered Person continues to be a Member, director, an officer or Related Party thereof at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of the Covered Person (i) for any breach of the Covered Person’s duty of loyalty to the Company or its Member, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Covered Person received any improper personal benefit.

(b) Expenses incurred by a Covered Person in defending any claim, demand, action, suit, or proceeding subject to this Section 19 may, from time to time, upon request of the Covered Person, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified as authorized in this Section 19.

(c) The indemnification provided by this Section 19 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, or otherwise, both as to an action in the Covered Person’s capacity as a Member, a director, an officer or similar positions with any Related Party thereof, and as to an action in another capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Covered Person.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.

(f) The Company may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Company against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not such person would be entitled to indemnity against such liability under this Section.

(g) The foregoing provisions of this Section shall survive any termination of this Agreement.

SECTION 20. Assignments. Subject to Section 22, the Member may assign in whole or in part its limited liability company interest in the Company. If any Member transfers all of its limited liability company interest in the Company pursuant to this paragraph, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately before the transfer and, immediately after such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation, shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement.

SECTION 21. Resignation. If the Member resigns, an additional member of the Company shall be admitted to the Company, subject to Section 22, upon such additional member’s execution of an instrument signifying its agreement to be bound by this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately before the resignation and, immediately after such admission, the resigning Member shall cease to be a member of the Company.

SECTION 22. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company upon approval of the Board.

SECTION 23. Tax Treatment. It is the intention of the Member that, solely for purposes of federal income, state and local income, franchise and single business tax and any other taxes measured in whole or in part by income, as long as the Member is the sole Member of the Company, the Company shall be disregarded as an entity separate from the Member. If additional Members are admitted pursuant to Section 22, or the Company is recharacterized as a separate entity (by reason of one or more of the Obligations being characterized as an equity interest in the Company rather than as debt or otherwise), it is the intent of the Member and any such additional Members that the Company shall be treated for federal income, state and local income, franchise and single business tax and any other tax measured in whole or in part by income as a partnership and that the Members shall be treated as partners in that partnership with the Obligations being debt of that partnership (unless otherwise characterized by the Internal Revenue Service (“IRS”)). Further, it is the intention of the Member and any additional Members admitted pursuant to this paragraph that the Obligations issued by the Company shall be treated as debt of the Company (unless otherwise characterized by the IRS).

SECTION 24. Term; Dissolution. (a) The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or Members or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d) The Company shall terminate when: (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company (including the Obligations), shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

SECTION 25. Benefits of Agreement; No Third-Party Rights. Subject to Section 29: (a) none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member, (b) nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto and (c) this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

SECTION 26. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

SECTION 27. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

SECTION 28. Binding Agreement. Notwithstanding any other provision of this Agreement, each party hereto agrees that this Agreement constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms.

SECTION 29. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY (AND CONSTRUED IN ACCORDANCE WITH) THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).

SECTION 30. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the parties hereto. Notwithstanding anything to the contrary in this Agreement, this Agreement may not be modified, altered, supplemented or amended unless approved by unanimous written consent of the Board, except: (a) to cure any ambiguity or correct any mistake or (b) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other ancillary documents.

SECTION 31. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

SECTION 32. Notices. Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by facsimile, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt: (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B, and (c) in the case of either of the foregoing or any other Person, at such other address as may be designated by written notice to the other parties hereto.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 30 day of August, 2006.

MEMBER:

RYERSON INC.

By:	/s/ Jay M. Gratz
	Name:	Jay M. Gratz
	Title:	Executive Vice President & Chief Financial Officer

SCHEDULE A

to Limited Liability Company Agreement

DEFINITIONS AND RULES OF CONSTRUCTION

A. Definitions. When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Limited Liability Company Agreement, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” shall have the meaning set forth in Sections 18-101(1) and 18-304 of the Act.

“Board” means the Board of Directors of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Covered Persons” has the meaning set forth in Section 19(a).

“Director” means the individuals elected to the Board of Directors from time to time by the Member. A Director is hereby designated as a “director” of the Company within the meaning of Section 18-101(10) of the Act.

“Member” means Ryerson, as the sole member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to this Agreement.

“Obligations” means the indebtedness, liabilities and obligations of the Company under or in connection with this agreement or any agreement or document in effect as of any date of determination.

“Officer” means an officer of the Company described in Section 11.

Limited Liability Company Agreement A-1

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization or other organization, whether or not a legal entity, and any governmental authority.

“Related Party” means a Member, officer, director or other Person in question, any Person directly or indirectly controlling, controlled by, or under common control with the Person in question; if the Person in question is a corporation, any executive officer or director of the Person in question or of any corporation directly or indirectly controlling the Person in question. As used in this definition of “Related Party”, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Ryerson” means Ryerson Inc., a Delaware corporation, and its successors.

“Subsidiary” of any Person means any corporation (or similar entity) a majority of the voting stock (or similar interests) of which is owned, directly or indirectly, through one or more other entities, by such Person.

B. Rules of Construction. Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

Limited Liability Company Agreement A-2

SCHEDULE B

to Limited Liability Company Agreement

MEMBER

Name	Mailing Address
Ryerson Inc.	2621 West 15th Place
Chicago, Illinois 60608

Limited Liability Company Agreement B-1